Execution Copy

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of this 28th day of September 2012 (the “Effective Date”), by and between Aeroflex Incorporated, a Delaware corporation (together with its successors and assigns permitted hereunder, the “Company”), and Andrew F. Kaminsky (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to employ the Executive, and the Executive desires to be employed by the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, the Company and the Executive agree as follows:

1.                  Employment Period. Subject to Section 3, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement, for a period commencing as of the Effective Date and continuing for one (1) year (the “Initial Term”). After the Initial Term, this Agreement will renew automatically for additional one (1) year periods (each a “Renewal Term”) unless either party provides written notice of non-renewal at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term as the case may be (the Initial Term and any Renewal Terms, collectively, the “Employment Period”).

2.	Terms of Employment.

(a)	Positions and Duties.

(i) During the term of the Executive’s employment hereunder, the Executive shall serve as, and have the title of, Senior Vice President - Corporate Development, Investor Relations and Human Resources, of the Company and, in so doing, shall report directly to the President and the Board of Directors of the Company. The Executive shall have such management, supervisory and operational functions and other powers, functions and duties consistent with the Executive’s title and duties as may from time to time reasonably be prescribed by the Board.

(ii) During the term of the Executive’s employment hereunder, and excluding any periods of vacation, paid holiday, and sick and personal leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully, effectively and efficiently such responsibilities. During the term of the Executive’s employment, it shall not be a violation of this Agreement for the Executive to (1) serve on corporate, civic or charitable boards or committees, including the Laurence Polatsch Memorial Fund, (2) manage personal investments, and (3) serve as an officer of one or more affiliates of the Company, including the Company’s parent, so long as such activities, either individually or in the aggregate, do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(b)	Compensation.

(i) Base Salary. During the term of the Executive’s employment hereunder, the Executive shall receive an annual salary of Three Hundred Seventy-five Thousand Dollars ($375,000), as the same may be increased (but not decreased except for across the board decreases affecting all executive officers of the Company) from time to time by the Board in its sole discretion, which shall be paid in accordance with the customary payroll practices of the Company for services rendered by officers of the Company.

 (ii) Bonus. For each Fiscal Year ending during the Employment Period, the Executive shall be eligible to receive an annual bonus of between 33-1/3% and 100% of his Base Salary based upon the achievement of the Company’s EBITDA targets for such Fiscal Year as established by the Board of Directors of the Company (the “Board”). More particularly, (i) 33-1/3% of the Executive’s Base Salary will be awarded to the Executive as a bonus if the Company’s EBITDA is equal to the minimum EBITDA target established by the Board (the “Threshold EBITDA”); (ii) 66-2/3% of the Executive’s Base Salary will be awarded as a bonus if the Company’s EBITDA is equal to the FY EBITDA Target established by the Board (the “FY EBITDA Target” or the “Target Bonus”); and (iii) 100% of the Executive’s Base Salary will be awarded to the Executive as a bonus if the Company’s EBITDA is equal to or greater than the maximum EBITDA Target established by the Board (the “Maximum EBITDA”). The Executive’s bonus shall be determined by linear interpolation if the Company’s EBITDA is between the Threshold EBITDA and the FY EBITDA Target or between the FY EBITDA Target and the Maximum EBITDA, as the case may be. If the Board fails to establish the Threshold EBITDA or the Maximum EBITDA for any fiscal year, such targets shall be presumed to be, respectively, $10,000,000 less and $10,000,000 more than the FY EBITDA Target. No annual bonus will be paid if the Company’s EBITDA is below the Threshold EBITDA for any Fiscal Year. The FY EBITDA Target shall be subject to equitable redetermination by the Board in the event of any divestiture, acquisition or other extraordinary event and to such modification, as may be appropriate, to reflect various types of accounting adjustments that historically and otherwise have been or are approved by the Compensation Committee. Any annual bonus payable hereunder shall be paid on or prior to March 15 of the year following the year such bonus is earned.

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(iii) Investment Plans. During the term of the Executive’s employment hereunder, the Executive shall be entitled to participate in all savings, equity and retirement plans, practices, policies and programs (“Investment Plans”) appertaining to his position in accordance with practices established by the Board, including 401K and supplemental life insurance plans, but Executive shall not participate in the Company’s Supplemental Executive Retirement Plan.

(iv) Welfare Benefit Plans. During the term of the Executive’s employment hereunder, the Executive shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs (“Welfare Plans”) provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, group life, accidental death and travel accident insurance plans and programs) to the extent applicable to executive employees generally in accordance with practices established by the Board.

(v) Expenses. During the term of the Executive’s employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing his duties hereunder, including, without limitation, transportation, hotel, and living expenses and other business and entertainment expenses, in accordance with the policies, practices and procedures of the Company.

(vi) Vacation and Holidays. During each complete twelve month period of the Executive’s employment hereunder, the Executive shall be entitled to 20 paid vacation days and such paid holiday and leave time as are in accordance with the plans, policies, programs and practices of the Company.

(vii) Car Allowance. The Company will provide the Executive with a car allowance of $1,000.00 per month, such amount to be paid monthly in accordance with the normal payroll practices of the Company.

3.	Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If a Disability (as defined below) of the Executive has occurred during the Employment Period, the Company may give to the Executive written notice in accordance with Section 13(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”); provided, that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform his duties and obligations hereunder for a period of 90 consecutive days due to mental or physical incapacity as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably). Notwithstanding the foregoing, no such condition shall be considered a “Disability” unless such condition also meets the requirements of being “disabled” under Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”).

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(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean (i) a breach by the Executive of the Executive’s material obligations under Section 2(a) which is not cured within ten (10) days of the receipt by the Executive of written notice thereof from the Company; (ii) commission by the Executive of an act of fraud upon, or willful misconduct of a material nature toward, the Company, as reasonably determined by a majority of the Board, (iii) a material breach by the Executive of any of Sections 6, 8 or 10; (iv) the conviction of the Executive of any felony or the conviction of the Executive of any misdemeanor involving any acts of dishonesty including embezzlement, fraud or any other act that results or reasonably could be expected to result in an economic loss or harm to the Employer (or a plea of nolo contendere thereto); (v) the Executive being found liable in any civil proceeding for an act by the Executive constituting work place harassment; or (vi) the willful and continuing failure of the Executive to carry out, or comply with, in any material respect any reasonable directive of the Board or the President consistent with the terms of this Agreement.

(c) Termination for Good Reason by the Executive. The Executive may terminate this Agreement for Good Reason and such termination shall constitute a termination without Cause by the Company. “Good Reason” shall mean the occurrence of a breach by the Company of its material obligations to the Executive which is not cured within ten (10) Business Days of the receipt by the Company of written notice thereof from the Executive and shall include, without limitation, (i) the loss of, or an adverse change in, the Executive’s position or titles; (ii) a diminution or materially adverse change in the duties and responsibilities of the Executive or the assignment to the Executive of duties and responsibilities which are inconsistent with the Executive’s position in the Company; (iii) a reduction in the Executive’s Base Salary or the failure to pay the same or any bonus or other benefits hereunder when due or within a reasonable period of time thereafter (except for across the board decreases affecting all executive officers of the Company other than in connection with a Change in Control); (iv) the relocation of the Executive’s office to a location which is more than 25 miles from the current location of corporate headquarters of the Company; and (v) breach by the Company of Section 13(k) hereof.

(d) Notice of Termination. Any termination (i) by the Company, whether for Cause or without Cause, or (ii) by the Executive, whether or not for Good Reason, shall be communicated by Notice of Termination (as defined below) to the other party hereto given in accordance with Section 13(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company for asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

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(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, the date of the Notice of Termination or any later date specified therein, as the case may be; (ii) if the Executive’s employment is terminated by the Company other than for Cause, the date on which the Company notifies the Executive of such termination or any later date specified by the Board; and (iii) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

4.	Obligations of the Company upon Termination.

(a) Without Cause. If during the Employment Period, the Company shall terminate the Executive’s employment without Cause, or the Executive shall terminate his employment for Good Reason, except in either such case within six (6) months prior or eighteen (18) months following a Change in Control (as defined below), the Company shall pay to the Executive or his heirs (1) within ten (10) days after the Date of Termination, the sum of the Executive’s Base Salary through the Date of Termination, to the extent not theretofore paid, plus all accrued vacation pay, unreimbursed business expenses and other accrued but unpaid compensation described in Section 2(b) above (the “Accrued Obligations”); (2) any amount arising from the Executive’s participation in, or benefits under, any Investment Plans (“Accrued Investments”), which amounts shall be payable in accordance with the terms and conditions of such Investment Plans; and (3) subject to Executive’s execution and nonrevocation of a general release in favor of Aeroflex, its affiliates and their current and former officers, directors and employees, in substantially the form attached hereto as Exhibit A within 30 days following the date of such termination (the “Release”), commencing, notwithstanding any provision to the contrary in Sections 4(a)(3)(A)-(C), on the 30th day following such Date of Termination (provided that, payments or benefits that would otherwise have been owed to Executive prior to the 30th day the Date of Termination shall be made to or on behalf of Executive on the 30th day after the Date of Termination), (A) an amount equal to to the Executive’s Base Salary for the twelve (12) month period immediately following the Date of Termination together with an amount equal to one times the Target Bonus paid in a lump sum; (B) the unpaid bonus, if any, applicable for the Fiscal Year in which the Date of Termination occurs, prorated to the Date of Termination, such bonus, if any, to be paid at the time that the Company pays bonuses to other senior executives of the Company; and (C) the Executive and qualifying members of the Executive’s family shall be entitled to continue to participate, at the Company’s expense, in the Company’s Welfare Plans, including medical, dental and prescription coverage, for a period of one year.

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(b) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, the Company shall pay to his legal representatives (i) in a lump sum in cash within twenty (20) days after the Date of Termination, the Accrued Obligations; (ii) the Accrued Investments which shall be payable in accordance with the terms and conditions of the Investment Plans; and (iii) an annual bonus in the amount of the Target Bonus applicable for the Fiscal Year in which the Executive’s death or Disability occurs, prorated to the Date of Termination, such bonus to be paid at the time the Company pays such bonuses to other senior executives of the Company. In addition, the qualifying members of the Executive’s family shall be entitled to continue their participation at the Company’s expense in the Company’s Welfare Plans for a period of six (6) months after the Date of Termination.

(c) Cause. If the Executive’s employment shall be terminated by the Company for Cause during the Employment Period, the Company shall have no further payment obligations to the Executive other than for payment of Accrued Obligations, Accrued Investments (which shall be payable in accordance with the terms and conditions of the Investment Plans), and the continuance of benefits under the Welfare Plans to the Date of Termination.

(d) Change of Control. In the event there shall be, and only upon the occurrence of, a Change in Control as hereinafter defined, then, if the Executive’s employment is terminated by the Company without Cause (including by a notice of non-renewal by the Company pursuant to Section 1), or by the Executive for Good Reason, in either case within six (6) months prior thereto or within eighteen (18) months thereafter, the Company shall pay to the Executive or his heirs within ten (10) days of the Date of Termination (subject to Section 4(e)), the following: (i) the Accrued Obligations, (ii) the Accrued Investments, and (iii) a lump sum severance payment equal to two times the sum of (A) the Executive’s Base Salary and (B) the Target Bonus, and (iv) an unpaid bonus, in the amount of the Target Bonus, applicable for the Fiscal Year in which the Date of Termination occurs, prorated to the Date of Termination, such bonus, if any, to be paid at the time that the Company pays bonuses to other senior executives of the Company. In addition, the Executive and qualifying members of the Executive’s family shall be entitled to continue to participate, at the Company’s expense, in the Company’s Welfare Plans, including medical, dental and prescription coverage, for a period of eighteen (18) months. Notwithstanding the foregoing, if any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to, or by reason of, any other agreement, policy, plan, program or arrangement or the lapse or termination of any restriction on or vesting or exercisability of any payment or benefit (each a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (or any successor provision thereto) or to any similar tax imposed by state or local law (the “Excise Tax”), then the aggregate amount of Payments payable to the Executive without incurring an Excise Tax shall be reduced to the aggregate amount of Payments that may be made to the Executive without incurring an Excise Tax; provided, however, that such reduction shall only be effected if the aggregate after-tax value of the Payments retained by Executive (after giving effect to such reduction) is equal to or greater than the aggregate after-tax value (after giving effect to the Excise Tax) of the Payments to the Executive without any such reduction , as determined by the Company’s auditors. Any such reduction in the preceding sentence shall be done first by reducing any cash payments with the last payment reduced first; next any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value; next any equity or equity derivatives based on acceleration value shall be reduced with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); finally any other non-cash benefits will be reduced. For the purpose of this Section, a “Change in Control” (which in all respects shall satisfy the requirements of a “change in control event” as set forth in Treasury Regulations § 1.409A-3(i)(5)), shall mean the occurrence of a “change in the ownership”, a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company determined as follows:

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(i) a “change in the ownership” of the Company shall occur on the date on which any one person or more than one person acting as a group, directly or indirectly, acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50%of the total fair market value or total voting power of the stock of the Company, as determined in accordance with Treasury Regulations § 1.409A-3(i)(5)(v); provided, however, if any one person or more than one person acting as a group is considered to own already more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a “change in the ownership” of the Company (or to cause a “change in the effective control” of the Company as contemplated in (i) and (ii) below); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition by or from the Company or any corporation or other entity in which the Company owns or controls, directly or indirectly, at least 50 percent of the total combined voting power represented by all classes of stock issued by such corporation, or in the case of a noncorporate entity, at least 50% of the profits or capital interest in such entity or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (B) any acquisition by an individual who as of the Effective Date is a member of the Board, (C) any acquisition by any underwriter in any firm commitment underwriting of securities to be issued by the Company, or (D) any acquisition by any corporation (or other entity) if, immediately following such acquisition, 50% or more of the then outstanding shares of common stock (or other equity unit) of such corporation (or other entity) and the combined voting power of the then outstanding voting securities of such corporation (or other entity), are beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who, immediately prior to such acquisition, were the beneficial owners of the then outstanding voting securities of the Company in substantially the same proportions, respectively, as their ownership immediately prior to the acquisition of the stock and Voting Securities (collectively with (A), (B), and (C), the “Exempt Acquisitions”)

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(ii) a “change in the effective control” of the Company shall occur on the date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; provided, however, that none of the Exempt Acquisitions shall constitute a Change in Control;

(iii) a “change in the effective control” of the Company shall occur on the date on which a majority of the members of the Company’s Board of Directors is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election, as determined in accordance with Treasury Regulations § 1.409A-3(i)(vi); and

(iv) a “change in the ownership of a substantial portion of the assets” of the Company shall occur on the date on which any one person or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons), directly or indirectly, assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5) (viii); provided, however, a transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” of the Company when such transfer is made to an entity that is controlled by the shareholders of the Company, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vii)(B).

(e) Payments; Compliance with Section 409A of the Code. Notwithstanding anything herein to the contrary, if (i) the Executive is to receive payments or benefits under Section 4 by reason of his separation from service (as such term is defined in Section 409A of the Code) other than as a result of his death, (ii) the Executive is a “specified employee” within the meaning of Code Section 409A for the period in which the payment or benefits would otherwise commence, and (iii) such payment or benefit would otherwise subject the Executive to any tax, interest or penalty imposed under Section 409A of the Code (or any regulation promulgated thereunder) if the payment or benefit would commence within six months of a termination of the Executive’s employment, then such payment or benefit required under Section 4 shall not commence until the first day which is at least six months after the termination of the Executive’s employment. Such payments or benefits, which would have otherwise been required to be made over such six month period, shall be paid to the Executive in one lump sum payment or otherwise provided to the Executive as soon as administratively feasible after the first day which is at least six months after the termination of the Executive’s employment. Thereafter, the payments and benefits shall continue, if applicable, for the relevant period set forth in Section 4. Each severance installment contemplated under Section 4 shall be treated as a separate payment in a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii). For purposes of this Agreement, all references to “termination of employment” and other similar language shall be deemed to refer to the Executive’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).

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(f) Expiration of the Employment Period. If the Agreement expires at the end of the Initial Term or any Renewal Term as a result of the issuance of a notice or non-renewal by either the Executive or the Company as contemplated in Section 1, except as provided for in Section 4(d) in connection with a Change in Control, the Company shall have no further obligations to the Executive other than the payment of the Accrued Obligations and the Accrued Investments and the continuation of benefits under the Welfare Plans to the date of termination.

5. Full Settlement, Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. Neither the Executive nor the Company shall be liable to the other party for any damages in addition to the amounts payable under Section 4 arising out of the termination of the Executive’s employment prior to the end of the Employment Period; provided, however, that the Company shall be entitled to seek damages for any breach of Sections 6, 7, 8, 10 or criminal misconduct.

6. Confidential Information.

(a) The Executive acknowledges that the Company and their affiliates have trade, business and financial secrets and other confidential and proprietary information (collectively, the “Confidential Information”). As defined herein, Confidential Information shall not include (i) information that is known to other persons or entities generally, (ii) information required to be disclosed by the Executive pursuant to a subpoena or court order, or pursuant to a requirement of a governmental agency or law of the United States of America or a state thereof or any governmental or political subdivision thereof, and (iii) information that the Executive possessed on or prior to the Effective Date.

(b) The Executive agrees (i) to hold such Confidential Information in confidence and (ii) not to release such information to any person (other than Company employees and other persons to whom the Company has authorized the Executive to disclose such information and then only to the extent that such Company employees and other persons authorized by the Company have a need for such knowledge or to the Executive’s attorneys, accountants and personal representatives for purposes of representing the Executive).

(c) The Executive further agrees not to use any Confidential Information for the benefit of any person or entity other than the Company or as authorized by the Company.

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(d) As used in this Section 6 and in Sections 7, 8 and 10, “Company” shall include the Company and any of its subsidiaries.

7. Surrender of Materials Upon Termination. Upon any termination of the Executive’s employment, the Executive shall immediately return to the Company all copies, in whatever form, of any and all Confidential Information and other properties of the Company and their affiliates which are in the Executive’s possession custody or control and shall cause any third parties to whom he has entrusted such information whether or not in compliance with Section 6, to return such information to the Company.

8. Non-Competition. During the Employment Period, the Executive will not, without the Company’s express written consent, engage in any other employment or business activity directly related to the business in which the Company is at the time involved or actively considering becoming involved, nor will the Executive engage in any other activities which conflict with his obligations to the Company except as provided in Section 2(a)(ii) above. During the Employment Period and (a) in the case of termination by the Company for Cause or termination by the Executive without Good Reason, for one year after the Date of Termination, (x) directly or indirectly, either as principal, agent, employee, consultant, officer, director, stockholder, or in any other capacity, engage in or have a financial interest in, any business, or the relevant division or subsidiary of any such business, which is competitive with the business of the Company or any of its subsidiaries or affiliates, provided, however, that the Executive’s ownership of not more than two percent (2%) of the outstanding stock of a publicly traded company shall not be prohibited by this clause (x); (y) induce employees of the Company or any of its subsidiaries or affiliates to join with the Executive in any capacity, direct or indirect, in any business in which the Executive may be or become interested whether or not competitive with the Company; or (z) solicit customers of the Company. If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable cause it extends for too long a period of time or over too great a range of activities or in too broad a geographic areas, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

9. Effect of Agreement on Other Benefits. The existence of this Agreement shall not prohibit or restrict the Executive’s entitlement to full participation in the executive compensation, employee benefit and other plans or programs appertaining to his position in accordance with any policy or practice established by the Board.

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10. Ownership and Disclosure of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, and All Original Works of Authorship. All information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by the Company or which are created by the Executive in the course and scope of his employment or which are disclosed or made known to the Executive, individually or in conjunction with others, during the Executive’s employment by the Company whether during or outside of usual working hours, and whether on the Company’s premises or not, and which relate to the Company’s past, present or reasonably anticipated business, products or services (including all such information relating to research, formulations, processes, computer programs, simulations, and data bases, manufacturing techniques, designs, financial and sales models and other data, pricing and trading terms, evaluations, opinions, interpretations, the identity of customers or their requirements or of key contacts within the customer’s organizations, or marketing and merchandising techniques), operating and acquisition strategies, are and shall be (insofar s the Executive is concerned) the sole and exclusive property of the Company. Moreover, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be (insofar the Executive is concerned) the sole and exclusive property of the Company.

11. Indemnification. The Company shall indemnify and hold harmless the Executive from and against all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees) (collectively, “Losses”) incurred by the Executive in connection with the investigation, defense or disposition of any action, suit or other proceeding in which the Executive may be involved or with which the Executive may be threatened (whether arising out of or relating to matters asserted by third parties or incurred or sustained by the Executive in the absence of a third-party claim), by reason of his being a director, officer or employee of the Company or of any subsidiary or affiliate of the Company, or that arises out of or results from any act taken, or any failure to act, by the Executive which was, in his good faith judgment, in the best interests of the Company, whether within the course of performance of his duties or otherwise; provided, however, that the Company shall not be required to indemnify or hold the Executive harmless from any Losses which arise out of or result from the Executive’s gross negligence or willful misconduct or any other action or non-action that would constitute a basis for termination for cause by the Company pursuant to Section 3(b).

12. Compliance with Code Section 409A. It is intended that any expense reimbursement made under this Agreement shall be exempt from Code Section 409A. Notwithstanding the foregoing, if any expense reimbursement shall be determined to be “deferred compensation” within the meaning of Code Section 409A, including, without limitation, any reimbursement under Sections 2(b)(v) or 4(a), then the reimbursement shall be made to the Executive as soon as practicable after submission of the reimbursement request, but no later than December 31 of the year following the year during which the expense was incurred.

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13. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to such states conflict of laws principles. For all actions or proceedings arising under, or relating to, this Agreement, the parties unconditionally and irrevocably consent to the personal jurisdiction of the courts of the State of New York situated in Nassau County, and agree not to commence any such action in any other courts. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Whenever the terms “hereof”, “hereby”, “herein”, or words of similar import are used in this Agreement, they shall be construed as referring to this Agreement in its entirely rather than to a particular section or provision, unless the context specifically indicates to the contrary. Any reference to a particular “Section” or “paragraph” shall be construed as referring to the indicated section or paragraph of this Agreement unless the context indicates to the contrary. The use of the term “including” herein shall be construed as meaning “including without limitation.” This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand, overnight courier or given by electronic facsimile transmission or mailed by first class, certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Mr. Andrew Kaminsky
4 Edgewood Drive
Rye Brook, New York 10573
Mobile Telephone No.: (917) 842-2591

If to the Company:	Aeroflex Incorporated
35 South Service Road
P.O. Box 6022
Plainview, New York 11803-0622
Attention: General Counsel
Telecopier No.: (516) 694-4823
Telephone No.: (516) 694-6700

with a copy to:	Moomjian, Waite & Coleman, LLP.
100 Jericho Quadrangle, Suite 225
Jericho, New York 11753
Attention: Kevin W. Waite, Esq.

Telephone No.: (516) 937-5050

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

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(d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) The Executive acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Sections 6, 7, 8 and 10 by the Executive and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, including a claim for damages, shall be entitled to seek equitable relief, including injunctive relief and specific performance, in connection with a breach of Sections 6, 7, 8 and 10 by the Executive.

(g) The provisions of this Agreement constitute the complete understanding and agreement, and supersede and entirely replace any other agreement, between the parties with respect to the subject matter hereof.

(h) This Agreement may be executed in two or more counterparts.

(i) As used in this Agreement, “affiliate” means, with respect to a person, any other person controlling, controlled by or under common control with the first person; the term “Control”, and correlative terms, means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person; and “person” means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

(j) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, successors, estate and legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(k) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined, its parent, Aeroflex Holding Corp., and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE:

/s/ Andrew F. Kaminsky
Andrew F. Kaminsky

AEROFLEX INCORPORATED

By: /s/ Leonard Borow
Leonard Borow, President, Chief Executive Officer

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